Exhibit 23.2



The Board of Directors and Shareholders
Dimensional Oil Field Services, Inc.:

We consent to incorporation by reference in the registration statement on form S-3 of Superior Energy Services, Inc. of our report dated November 11, 1996, relating to the balance sheet of Dimensional Oil Field Services, Inc. and subsidiaries as of December 31, 1995, and the related statements of operations and retained earnings and cash flows for the year then ended, which report appears in the Form 8-KA of Superior Energy Services, Inc. dated November 16, 1996.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                   /s/ KPMG Peat Marwick LLP
                                   KPMG PEAT MARWICK LLP

New Orleans, Louisiana
February 27, 1997